Exhibit 99,1
NEWS RELEASE

For More Information Contact: J. Downey Bridgwater, President & Chief Executive Officer 713-507-2670 Chris Reid, Vice President, Investor Relations 713-507-2873	For Immediate Release — November 17, 2005
STERLING BANCSHARES, INC. PROMOTES J. DOWNEY BRIDGWATER
TO CHAIRMAN OF THE BOARD
HOUSTON, TX —November 17, 2005— Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that its Board has named President & CEO J. Downey Bridgwater Chairman of the Board of Directors and has entered into a new employment agreement with him. The new agreement replaces Mr. Bridgwater’s existing contract and extends the term through December 31, 2009. The Board also created the position of Lead Director and appointed David L. Hatcher to serve in that capacity.
Mr. Bridgwater has led the bank as CEO since January 1, 2002, and has served as President since December of 1997. Mr. Hatcher, President of KMG Chemicals, Inc., has served as a director of the bank since 1999.
“The Board of Directors has complete confidence in Downey’s leadership and strategic vision, which is reflected in our decision to enter into a new employment agreement with Downey and to appoint him as Chairman of the Board,” said George Beatty, Jr., director and chairman of Sterling’s Human Resources Programs Committee.
“It will be an honor to serve in the additional capacity as Chairman of our Board and to continue to build growth in shareholder value by executing on our strategic plan,” Mr. Bridgwater said.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond our control that could cause our results to differ significantly from expectations including our ability to integrate acquisitions and realize expected cost savings and revenue enhancements from acquisitions; adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for credit losses; our ability to maintain or improve origination volumes and competitive influences on product pricing. Additional factors can be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).
About Sterling Bancshares
Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $3.7 billion, which operates 41 banking offices in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4 th , 8 th and 9 th largest in the United States, respectively, based on population. The Company’s common stock is traded through the NASDAQ National Market System under the symbol “SBIB”.
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